Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

	Contact:	Lynda L. Glass
EVP/Secretary &
Chief Governance Officer
717.339.5085
lglass@acnb.com

ACNB CORPORATION

REPORTS 2017 FINANCIAL RESULTS

GETTYSBURG, PA, March 9, 2018 — ACNB Corporation (NASDAQ: ACNB) today announced financial results for the year ended December 31, 2017, including the nonrecurring expenses associated with the acquisition of New Windsor Bancorp, Inc. (New Windsor) of Taneytown, Maryland, and its banking subsidiary, New Windsor State Bank, as well as a one-time tax expense incurred as a result of the Tax Cuts and Jobs Act (the “Tax Act”).

The Corporation reported net income of $9,788,000, or $1.50 earnings per share, at December 31, 2017. These amounts compare to net income of $10,869,000, or $1.80 earnings per share, at December 31, 2016.

Excluding the nonrecurring expenses incurred as a result of the acquisition and integration of New Windsor, net of the corresponding tax impact at the marginal tax rate, and the one-time charge due to the Tax Act, net income (non-GAAP) at December 31, 2017 would have been $14,498,000, or $2.22 earnings per share (non-GAAP), which represents a 30% increase over the comparable results from December 31, 2016.

“On July 1, 2017, ACNB Corporation welcomed the shareholders, customers and employees of New Windsor Bancorp, Inc. and New Windsor State Bank,” said James P. Helt, ACNB Corporation

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President & CEO. “The acquisition of New Windsor Bancorp, Inc. and its banking subsidiary is part of ACNB Corporation’s long-term strategic plan to enhance shareholder value through selective expansion into new geographic markets and growing our customer base. We believe that in order for the Corporation to achieve its goals we must continue to grow both our top line and bottom line results, which we accomplished with this acquisition.”

“Then, at the end of 2017, the Tax Act resulted in an unplanned expense of $1.7 million for ACNB Corporation. This one-time charge impacted many in the financial services industry,” Mr. Helt continued. “Despite the short term and nonrecurring negative impacts of the acquisition and tax reform on earnings in 2017, ACNB Corporation is strong and well positioned to meet our profitability objectives for 2018.”

Nonrecurring expenses associated with the acquisition of New Windsor amounted to $3,000,000, net of the corresponding tax impact at the marginal tax rate. The acquisition added to top line revenue and, after giving effect to the nonrecurring merger-related expenses accounted for under Generally Accepted Accounting Principles (GAAP), the acquisition positively impacted and accreted to the Corporation’s bottom line and earnings per share.

The second nonrecurring event that caused additional expense in 2017, but that will produce a subsequent immediate positive net income effect, was the Tax Act signed into law on December 22, 2017. The Tax Act made broad and complex changes to the U.S. tax code, including a reduction in the base federal corporate tax rate from the prior existing statutory rate, which was 35% for ACNB Corporation, to 21%. The Tax Act resulted in a one-time, noncash charge against 2017 net income of approximately $1,700,000 for ACNB Corporation, due primarily to the write down of the Corporation’s net deferred tax assets.

Revenues

Total revenues at December 31, 2017 were $65,934,000, or a 23% increase, over total revenues of $53,708,000 for 2016. Total interest income for 2017 was $51,785,000, or a 28% increase, as compared to total interest income of $40,500,000 at December 31, 2016.

Loans

Total loans outstanding were $1,244,170,000 at December 31, 2017. Year over year, loans outstanding increased by $336,260,000, or 37%, in 2017, as compared to 6% growth experienced in 2016. The increase in 2017 was primarily from the fair value of loans acquired from New Windsor of $263,450,000 and the balance was the net increase of new loans after payoffs and paydowns. Organic loan growth, which excludes the loans acquired through New Windsor, was $72,810,000, or 8%, for the twelve months ended December 31, 2017. The organic growth in loans was primarily in commercial business, commercial real estate and residential real estate loans.

Deposits

Total deposits were $1,298,492,000 at December 31, 2017. Year over year, total deposits increased by $330,871,000, or 34%, in 2017, primarily due to $293,333,000 in deposits acquired through New Windsor. Organic deposit growth, which excludes the deposits acquired through New Windsor, was $37,538,000, or 4%, for the twelve months ended December 31, 2017.  The organic growth in deposits was a result of increases in both non-interest bearing and interest bearing accounts.

Net Interest Income and Margin

Net interest income increased $9,786,000 to $46,352,000 at December 31, 2017, compared to December 31, 2016.  The net interest margin in 2017 was 3.51%, compared to 3.35% in 2016. The increases in net interest income and net interest margin in 2017 were primarily due to the impact of the New Windsor acquisition, which included six months of average net interest-earning assets acquired.

Noninterest Income

Noninterest income for 2017 was $14,149,000, an increase of $941,000, or 7%, over the prior year.

The increase includes both revenue from fiduciary, investment management and brokerage activities and commissions from insurance sales, which each grew 19% and 4%, respectively, as of December 31, 2017.

Noninterest Expense

Noninterest expense at December 31, 2017 was $44,079,000, an increase of $8,942,000, or 25%, from the prior year. Acquisition and integration expenses related to the acquisition of New Windsor totaled $4,728,000 for the twelve months ended December 31, 2017. Salaries and employee benefits expense increased $2,454,000 for the year 2017, primarily attributable to higher staffing levels resulting from the New Windsor acquisition and additional staff hired to support revenue generation across all business lines.

Dividends

Quarterly cash dividends paid to ACNB Corporation shareholders in 2017 totaled $5,233,000, or $0.80 per share. In 2016, ACNB Corporation also paid $0.80 per share for total dividends paid to shareholders in the amount of $4,840,000. The increase in total dividends paid to shareholders in 2017 was a result of new shares issued effective with the acquisition of New Windsor on July 1, 2017.

ACNB Corporation, headquartered in Gettysburg, PA, is the financial holding company for the wholly-owned subsidiaries of ACNB Bank, Gettysburg, PA, and Russell Insurance Group, Inc., Westminster, MD.  Originally founded in 1857, ACNB Bank serves its marketplace with banking and wealth management services, including trust and retail brokerage, via a network of 22 community banking offices located in the four southcentral Pennsylvania counties of Adams, Cumberland, Franklin and York. In addition, NWSB Bank, a division of ACNB Bank, serves its marketplace via a network of seven community banking offices located in Carroll County, MD. The other wholly-owned subsidiary of ACNB Corporation is Russell Insurance Group, Inc., its insurance subsidiary. Russell Insurance Group, Inc., a full-service agency with licenses in 44 states, offers a broad range of commercial and personal insurance lines through offices in Westminster, Carroll County, and Germantown, Montgomery County, MD. For more information regarding ACNB Corporation and its subsidiaries, please visit acnb.com.

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Non-GAAP Financial Measures

ACNB Corporation uses non-GAAP financial measures to provide information useful to investors in understanding our operating performance and trends, and to facilitate comparisons with the performance of our peers. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities. The non-GAAP financial measures and key performance indicators we use may differ from the non-GAAP financial measures and key performance indicators other financial institutions use to measure their performance and trends.

Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP. In the event of such a disclosure or release, the Securities and Exchange Commission’s (SEC) Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. Reconciliations of GAAP to non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release.

Management believes merger-related expenses are not organic costs attendant to operations and facilities. These charges principally represent expenses to satisfy contractual obligations of the acquired entity, without any useful benefit to us, to convert and consolidate the entity’s records, systems and data onto our platforms, and professional fees related to the transaction. These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction.

SAFE HARBOR AND FORWARD-LOOKING STATEMENTS - Should there be a material subsequent event prior to the filing of the Annual Report on Form 10-K with the Securities and Exchange Commission, the financial information reported in this press release is subject to change to reflect the subsequent event. In addition to historical information, this press release may contain forward-looking statements. Examples of forward-looking statements include, but are not limited to, (a) projections or statements regarding future earnings, expenses, net interest income, other income, earnings or loss per share, asset mix and quality, growth prospects, capital structure, and other financial terms, (b) statements of plans and objectives of management or the Board of Directors, and (c) statements of assumptions, such as economic conditions in the Corporation’s market areas. Such forward-looking statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “intends”, “will”, “should”, “anticipates”, or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy. Forward-looking statements are subject to certain risks and uncertainties such as local economic conditions, competitive factors, and regulatory limitations. Actual results may differ materially from those projected in the forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include but are not limited to the following: the effects of governmental and fiscal policies, as well as legislative and regulatory changes; the effects of new laws and regulations, specifically the impact of the Tax Cuts and Jobs Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act; impacts of the new capital and liquidity requirements of the Basel III standards; the effects of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters; ineffectiveness of the business strategy due to changes in current or future market conditions; future actions or inactions of the United States government, including the effects of short- and long-term federal budget and tax negotiations and a failure to increase the government debt limit or a prolonged shutdown of the federal government; the effects of economic deterioration and the prolonged economic malaise on current customers, specifically the effect of the economy on loan customers’ ability to repay loans; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities, and interest rate protection agreements, as well as interest rate risks; difficulties in acquisitions and integrating and operating acquired business operations, including information technology difficulties; challenges in establishing and maintaining operations in new markets; the effects of technology changes; volatilities in the securities markets; the effect of general economic conditions and more specifically in the Corporation’s market area; the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities; acts of war or terrorism; disruption of credit and equity markets; the ability to manage current levels of impaired assets; the loss of certain key officers; the ability to maintain the value and image of ACNB’s brand and protect ACNB’s intellectual property rights; continued relationships with major customers; and, potential impacts to ACNB from continually evolving cybersecurity and other technological risks and attacks, including additional costs, reputational damage, regulatory penalties, and financial losses. We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the Securities and Exchange Commission, including the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Please also carefully review any Current Reports on Form 8-K filed by the Corporation with the Securities and Exchange Commission.

ACNB #2018-5

March 9, 2018

Financial Highlights

Unaudited Consolidated Condensed Statements of Income

Dollars in thousands, except per share data

	For the Year Ended December 31,
	2017	2016	2015
INCOME STATEMENT DATA
Interest income	$51,785	$40,500	$39,464
Interest expense	5,433	3,934	3,858
Net interest income	46,352	36,566	35,606
Provision for loan losses	—	—	—
Net interest income after provision for loan losses	46,352	36,566	35,606
Other income	14,149	13,208	12,406
Merger-related expenses	4,728	472	—
Other expenses	39,351	34,665	33,234
Income before income taxes	16,422	14,637	14,778
Deferred tax write-down (Tax Cuts and Jobs Act)	1,700	—	—
Provision for income taxes	4,934	3,768	3,761
Net income	$9,788	$10,869	$11,017
Basic earnings per share	$1.50	$1.80	$1.83

NON-GAAP MEASURES
INCOME STATEMENT DATA
Net income	$9,788	$10,869
Merger-related expenses, net of income taxes	3,010	300
Deferred tax write-down (Tax Cuts and Jobs Act)	1,700	—
Net income (non-GAAP)	$14,498	$11,169
Basic earnings per share (non-GAAP)	$2.22	$1.85

Unaudited Selected Financial Data

Dollars in thousands, except per share data

BALANCE SHEET DATA	December 31, 2017	December 31, 2016
Assets	$1,595,432	$1,206,320
Securities	$203,880	$198,558
Loans, total	$1,244,170	$907,910
Allowance for loan losses	$13,976	$14,194
Deposits	$1,298,492	$967,621
Borrowings	$131,508	$108,840
Stockholders’ equity	$153,966	$120,061
COMMON SHARE DATA
Basic earnings per share	$1.50	$1.80
Cash dividends paid per share	$0.80	$0.80
Book value per share	$21.92	$19.80
Number of common shares outstanding	7,023,658	6,064,138
SELECTED ASSET QUALITY RATIOS
Non-performing loans to total loans	0.63%	0.64%
Net charge-offs to average loans outstanding	0.02%	0.06%
Allowance for loan losses to total loans	1.12%	1.56%
Allowance for loan losses to non-performing loans	177.77%	242.76%